Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS; NET INCOME RISES 39.2 PERCENT

MONDOVI, Wis., Oct. 20, 2004 – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial results for the quarter and nine months ended Sept. 30, 2004.

For the quarter ended Sept. 30, 2004, operating revenue increased 14.0 percent, to $97.9 million from $85.9 million for the same quarter of 2003.  For the nine months ended Sept. 30, 2004, operating revenue increased 10.0 percent, to $274.3 million from $249.4 million for the same period of 2003.  Operating revenue included fuel surcharges of $6.8 million and $16.4 million for the quarter and nine months ended Sept. 30, 2004, compared with $3.1 million and $11.0 million for the quarter and nine months ended Sept. 30, 2003.  Operating revenue also included revenue from MW Logistics, LLC, a 45 percent owned affiliate, of $2.5 million for the third quarter of 2004 and $4.6 million for the first nine months of 2004, compared with no revenue for the similar periods of 2003.  The company’s freight revenue, which excludes fuel surcharge and MW Logistics revenue, increased 6.9 percent for the quarter and 6.2 percent for the nine-month period.  The company measures revenue, before fuel surcharge and MW Logistics revenue, or “freight revenue,” in addition to operating revenue, because management believes removing these sources of revenue provides a more consistent basis for comparing results of operations from period to period.

For the quarter ended Sept. 30, 2004, net income increased 39.2 percent to $4.8 million from $3.4 million for the same quarter of 2003.  For the nine months ended Sept. 30, 2004, net income increased 47.3 percent to $12.3 million from $8.4 million for the same period of 2003.

For the quarter ended Sept. 30, 2004, net income per diluted share increased to 33 cents from 29 cents for the same quarter of 2003 on a 20.8 percent increase in diluted shares outstanding resulting primarily from the company’s equity offering in the third quarter of 2003.  For the nine months ended Sept. 30, 2004, net income per diluted share increased to 85 cents from 79 cents for the same period of 2003 on a 35.8 percent increase in diluted shares outstanding.  Diluted earnings per share give retroactive effect in all periods to the company’s three-for-two stock splits in July and Dec. 2003.

Chairman and President Randolph L. Marten said, “We are pleased with our third quarter results, particularly the improvement in our operating ratio (operating expenses as a percentage of operating revenue) in a period of record-high fuel prices and intense competition for high-quality drivers.  Our operating ratio improved to 92.0 percent for the quarter compared with 93.1 percent for the same quarter last year.

“Our sales and operations personnel did a great job of addressing rate and lane issues in an environment of strong freight demand and tight industry-wide trucking capacity.  We achieved a 7.2 percent increase in average freight revenue per total mile, to $1.32 in the 2004 quarter from $1.23 in the 2003 quarter.  Our average freight revenue per tractor per week, our main measure of asset productivity, improved 3.1 percent to $2,976 in the 2004 quarter from $2,886 in the 2003 quarter.  Our average operating revenue per total mile and per tractor per week are reported in the accompanying operating statistics table.

“Fuel prices were high during the entire quarter, and the effect was compounded by a steep increase during the second half of the quarter.  Our average cost per gallon for fuel increased 29.4 percent to $1.76 in the 2004 quarter, compared with $1.36 in the 2003 quarter, before considering the benefit of fuel surcharges in each period.

“Competition for high-quality drivers remains intense, and we expect this situation to continue for the foreseeable future.  During the quarter we increased our driver incentives and continued to offer driver compensation that ranks near the top of the industry.  This contributed to an improvement in our driver turnover to an annualized rate of under 60 percent.  Our number of unseated tractors has trended down over the last several months, although the percentage of our tractor fleet that was unseated for the quarter increased compared with the third quarter of 2003.  As a result, our in-service tractor count slightly decreased causing a decrease in average miles per tractor, which we calculate using all of our tractors in service.

“Operating a late-model tractor and trailer fleet continued to be an important part of our cost-control and driver recruiting and retention efforts.  During the quarter, we continued to upgrade our fleet by purchasing 206 tractors and 247 trailers, resulting in the newest fleet Marten has operated in years.

“At Sept. 30, our balance sheet reflected approximately $161 million in stockholders’ equity and $30 million of borrowed debt, which results in a debt-to-total capitalization ratio of approximately 16 percent.  Marten does not have significant off-balance sheet financing.”

The accounts of MW Logistics, LLC were included in the company’s statements of operations beginning April 1, 2004 in accordance with FASB Interpretation No. 46, as revised.  MW Logistics is a 45 percent owned affiliate that provides logistics services to the transportation industry.  The company previously accounted for its investment in MW Logistics’ operating results using the equity method of accounting.

Marten Transport will host a conference call on Thursday, Oct. 21, at 2:00 p.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code:  1220587.  For additional information on accessing the call and to access any statistical and financial information that is discussed during the conference call, please visit our website at www.marten.com.

Marten Transport is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share information)	2004	2003	2004	2003

OPERATING REVENUE	$97,892	$85,903	$274,329	$249,430

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	27,527	26,225	78,224	75,183
Purchased transportation	20,314	18,106	57,963	53,923
Fuel and fuel taxes	18,789	14,253	50,261	41,972
Supplies and maintenance	6,579	6,503	18,681	18,592
Depreciation	8,256	7,616	24,180	22,340
Operating taxes and licenses	1,651	1,406	4,835	4,177
Insurance and claims	4,558	3,782	13,019	11,200
Communications and utilities	738	825	2,285	2,419
Gain on disposition of revenue equipment	(544)	(154)	(1,722)	(310)
Other	2,174	1,450	6,282	5,344

Total operating expenses	90,042	80,012	254,008	234,840

OPERATING INCOME	7,850	5,891	20,321	14,590

OTHER EXPENSES (INCOME):
Interest expense	512	679	1,539	2,211
Interest income	(379)	(330)	(1,106)	(1,121)

INCOME BEFORE INCOME TAXES	7,717	5,542	19,888	13,500

PROVISION FOR INCOME TAXES	2,933	2,106	7,558	5,130

NET INCOME	$4,784	$3,436	$12,330	$8,370

BASIC EARNINGS PER COMMON SHARE (1)	$0.34	$0.30	$0.88	$0.82

DILUTED EARNINGS PER COMMON SHARE (1)	$0.33	$0.29	$0.85	$0.79

(1) Basic and diluted earnings per share reflect the company’s three-for-two stock splits effected in the form of 50% stock dividends on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(In thousands, except share information)	2004	2003

ASSETS
Current assets:
Marketable securities	$108	$19,219
Receivables:
Trade, net	41,707	34,582
Other	9,617	7,337
Prepaid expenses and other	8,892	10,034
Deferred income taxes	4,453	3,048

Total current assets	64,777	74,220

Property and equipment:
Revenue equipment, buildings and land, office equipment, and other	291,322	263,502
Accumulated depreciation	(85,584)	(93,684)

Net property and equipment	205,738	169,818

Other assets	6,661	5,557

TOTAL ASSETS	$277,176	$249,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$1,172	$549
Accounts payable and accrued liabilities	21,615	17,062
Insurance and claims accruals	11,946	12,052
Current maturities of long-term debt	5,000	5,000

Total current liabilities	39,733	34,663

Long-term debt, less current maturities	25,129	22,857
Deferred income taxes	51,375	47,541

Total liabilities	116,237	105,061

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 23,000,000 shares authorized; 14,146,264 shares, at September 30, 2004, and 13,759,776 shares, at December 31, 2003, issued and outstanding (1)	141	138
Additional paid-in capital	68,337	64,265
Retained earnings	92,461	80,131

Total stockholders’ equity	160,939	144,534

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$277,176	$249,595

(1) Shares outstanding reflect the company’s three-for-two stock splits effected in the form of 50% stock dividends on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

For period:
Average operating revenue per total mile	$1.457	$1.276	$1.395	$1.275
Average freight revenue per total mile (1)	$1.319	$1.230	$1.288	$1.219
Average miles per tractor (2)	29,663	30,829	88,380	90,387
Average operating revenue per tractor per week (2)	$3,289	$2,993	$3,161	$2,955
Average freight revenue per tractor per week (1) (2)	$2,976	$2,886	$2,918	$2,825
Average miles per trip	990	1,009	1,004	1,003
Non-revenue miles percentage (3)	6.9%	6.8%	6.7%	6.7%
Total miles – company employed drivers (in thousands)	47,354	46,842	137,201	134,891
Total miles – independent contractors (in thousands)	19,817	20,477	59,490	60,717

At September 30, 2004, and September 30, 2003:
Total tractors (2)	2,263	2,193
Average age of company tractors (in years)	1.5	2.2
Total trailers	3,123	2,800
Average age of company trailers (in years)	3.3	3.9
Ratio of trailers to tractors (2)	1.4	1.3
Ratio of tractors to non-driver personnel (2)	5.6	5.5

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2004	2003	2004	2003
Net cash provided by operating activities	$8,446	$10,106	$35,225	$34,613
Net cash used for investing activities	$18,246	$11,485	$59,482	$24,299
Weighted average shares outstanding:
Basic	14,119	11,441	13,992	10,208
Diluted	14,529	12,030	14,478	10,662

(1)                                  Excludes revenue from fuel surcharges and from MW Logistics, LLC, a 45% owned affiliate whose financial results were consolidated with the company’s effective April 1, 2004, in accordance with FASB Interpretation No. 46, as revised.

(2)                                  Includes tractors driven by both company-employed drivers and independent contractors.  Independent contractors provided 589 and 595 tractors as of September 30, 2004, and 2003, respectively.

(3)                                  Represents the percentage of miles for which the company is not compensated.